Exhibit 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Reports 2007 Third Quarter Operating Results;
Increases and Extends the Company’s Stock Repurchase Program

Oak Brook, IL – October 24, 2007 – RC2 Corporation (NASDAQ:RCRC) today announced its results for the third quarter and nine months ended September 30, 2007 and also said that its Board of Directors has increased and extended its stock repurchase program.  Income from continuing operations was $10.8 million or $0.52 per diluted share in the 2007 third quarter as compared with $18.7 million or $0.88 per diluted share in the year ago third quarter.  Income from continuing operations for the nine months ended September 30, 2007 was $21.2 million or $0.99 per diluted share as compared with $34.3 million or $1.61 per diluted share for the year ago period.  The results for the 2007 third quarter include $9.4 million, $5.9 million net of tax, in recall-related costs which negatively impacted diluted earnings per share by $0.28. The results for the 2007 nine months include $15.7 million, $10.0 million net of tax, in recall-related costs which negatively impacted diluted earnings per share by $0.47. (Refer to the attached supplemental consolidated statement of earnings adjusted for recall-related costs).

Increased and Extended Stock Repurchase Program
During the first quarter, the Company announced a program to repurchase up to $75 million of the Company’s common stock.  Through September 30, 2007, the Company repurchased approximately 2.4 million shares for $72.5 million.  These repurchases were funded via borrowings on the Company’s revolving line of credit.  The Company’s outstanding debt at September 30, 2007 was $80 million, with cash balances exceeding $38 million.  The Company recently increased the size of its revolving line of credit to $175 million and currently has $95 million of remaining borrowing capacity.  Earlier this week, the Company’s Board of Directors authorized a $75 million increase to the stock repurchase program and extended the timing of this program through December 31, 2008.  Shares of the Company’s common stock may be repurchased from time to time in open market transactions or privately negotiated transactions at the Company's discretion, subject to market conditions and other factors.  Shares repurchased by the Company will be held as treasury shares.  This program may be extended beyond the currently authorized period or may be suspended at any time.

2007 Third Quarter Operating Results
Net sales for the third quarter decreased by approximately 8% to $143.0 million compared with $156.0 million for the third quarter a year ago.  The net sales decrease was attributable to the decreases in the preschool and youth and adult products categories, partially offset by an increase in the infant and toddler products category.  (Refer to the attached supplemental sales reporting schedule.)  Sales in the preschool products category decreased 21% primarily due to declines in Bob the Builder, John Deere and Thomas & Friends toy product lines and ride-ons which offset increases generated from Take Along by Learning Curve’s Nickelodeon and Play Town™ new product line launches.  In addition, recall-related returns and allowances of $3.5 million negatively impacted the net sales in the preschool products category.  Sales in the youth and adult products category decreased slightly, approximately 1%, due to lower sales of discontinued products, partially offset by sales increases attributable to the launch of Battle Wheels™ and V-Bot™ radio control products.  Sales in the infant and toddler products category increased by approximately 6%, primarily driven by the Soothie™ bottle feeding system and the American Red Cross health and wellness products marketed under The First Years® brand.

Third quarter net sales, excluding $5.5 million in net sales of discontinued product lines and $3.5 million in recall-related returns and allowances, decreased approximately 3% compared with third quarter 2006 net sales excluding $10.4 million in net sales of discontinued product lines.  Sales in the preschool products category for the 2007 third quarter, excluding $3.5 million in recall-related returns and allowances, decreased approximately 16% compared with third quarter 2006.  Sales in the youth and adult products category, excluding $5.4 million of discontinued product lines, increased approximately 17% compared with third quarter 2006 net sales, excluding $10.3 million of discontinued product lines.

Gross margin decreased to 44.7% from 47.1% in the prior year third quarter.  The 2007 third quarter gross margin reflects the impact of a less favorable product mix and higher product costs than that experienced in the third quarter of 2006 and $4.1 million of recall-related costs.  Gross margin for the current quarter, excluding $4.1 million in recall-related costs, was 46.4%.  Selling, general and administrative expenses as a percentage of net sales increased to 33.5% in the 2007 third quarter compared with 27.2% in the year ago quarter, primarily due to the inclusion of $5.3 million of recall-related costs and $1.4 million of investment spending to launch and build owned brands.  Selling, general and administrative expenses for the 2007 third quarter, excluding the $6.7 million of recall-related costs and investment spending, were 28.2% of net sales.

2007 Nine Month Operating Results
Net sales for the nine months decreased by approximately 5% to $347.8 million compared with $364.3 million for the nine months ended September 30, 2006.  The net sales decrease was attributable to the decreases in the preschool and youth and adult products categories, partially offset by an increase in the infant and toddler products category.  (Refer to the attached supplemental sales reporting schedule.)  Sales in the preschool products category decreased approximately 16%, primarily driven by declines in Bob the Builder, John Deere and Thomas & Friends toy product lines and ride-ons which offset increases generated from Take Along by Learning Curve’s Nickelodeon and Play Town™ new product line launches.  In addition, recall-related returns and allowances of $6.8 million negatively impacted the net sales in the preschool products category.  Sales in the youth and adult products category decreased approximately 6% due to lower sales of discontinued products, partially offset by sales increases attributable to the launch of Battle Wheels and V-Bot radio control products.  Sales in the infant & toddler products category increased by approximately 9%, primarily driven by the Take & Toss® toddler self-feeding system, Soothie bottle feeding system, American Red Cross health and wellness products and newly re-launched Lamaze infant development products.

Net sales for the nine months, excluding $15.9 million in net sales of discontinued product lines and $6.8 million in recall-related returns and allowances, increased slightly to $338.6 million compared with 2006 year to date net sales of $337.5 million, excluding $26.7 million in net sales of discontinued product lines.  Sales in the preschool products category, excluding $6.8 million in recall-related returns and allowances, decreased approximately 11% compared with the same period in 2006.  Sales in the youth and adult products category for the first nine months, excluding $15.8 million of discontinued product lines, increased approximately 12% compared with the first nine months of 2006 net sales, excluding $26.5 million in net sales of discontinued product lines.

Gross margin for the nine months decreased to 43.7% from 47.0% in the comparable period of 2006.  The 2007 year to date gross margin reflects the impact of a less favorable product mix and higher product costs than that experienced in the same period of 2006 and $8.2 million of recall-related costs.  Gross margin for the nine months excluding $8.2 million in recall-related costs was 45.2%.  Selling, general and administrative expenses as a percentage of net sales increased to 34.7% for the nine months compared with 31.1% for the comparable period of 2006, primarily due to the inclusion of $7.5 million of recall-related costs and $2.2 million of investment spending to launch new owned brands.  Selling, general and administrative expenses for the nine months, excluding the $9.7 million of recall-related costs and investment spending, were 31.3% of net sales.

Product Recalls
On September 26, 2007, the Company announced a voluntary recall of five Thomas & Friends Wooden Railway items, in addition to those items recalled in June, 2007.  The Company had previously announced that it expected to incur recall-related costs in connection with the previously announced Thomas & Friends recall in June of 2007 in the range of $7 million to $8 million, net of tax, for the year 2007.  The Company now expects to incur total recall-related costs in the range of $13 million to $14 million, net of tax, during 2007.  These costs cover both the June and September recalls of Thomas & Friends affected items and include estimates of inventory reserves, higher levels of retailer and consumer product returns and associated replacement costs, professional service fees, air freight, returns and replacement processing, marketing and promotional costs, incremental product testing, as well as estimated defense costs relating to the class action lawsuits that have been filed against the Company.

Commentary
Curt Stoelting, CEO of RC2 commented, “As expected, during the third quarter we experienced a slow down in our North American preschool sales, lower gross margins and significant costs related to product recalls.  Despite these challenges, we generated positive continuing sales comparisons in our infant and toddler and youth and adult products categories and a 23% increase in our international sales.”

“Our operating expenses in the quarter and for the first nine months, excluding those expenses impacted by the recall and investment spending, were well controlled and lower than comparable expenses in the prior year.  As previously announced, we are increasing investment spending in 2007 to support our new product launches and to build consumer awareness of our owned brands.  We continue to estimate that our full year investment spending will be approximately $9.0 million with approximately $7.0 million of this amount expensed in 2007.

“We have a positive yet guarded view of this year’s upcoming holiday season.  Consumers, especially those in North America, have concerns about economic conditions and toy industry recalls.  We have responded to toy safety concerns by implementing our Multi-check Toy Safety System.  Additional safeguards included within Multi-Check are available on-line at www.rc2.com/multicheck. We’re hopeful concerned parents recognize that our toys have been subjected to intense scrutiny and testing.”

Stoelting concluded, “Our focus on product quality and safety coupled with our strategy to launch new products, expand our owned brands and build consumer awareness across all of our brands gives us confidence that we can achieve growth and improve operating results in 2008 and beyond.”

Financial Outlook
The Company now expects full year 2007 estimated net sales, excluding discontinued product lines and recall-related returns and allowances, to be in the range of $465 million to $480 million as compared with 2006 net sales excluding discontinued product lines of $481.4 million and expects full year estimated net sales of discontinued product lines to be in the range of $20 million as compared with 2006 net sales of discontinued product lines of $37.4 million.  Net sales estimates are dependent on a number of factors including continued success and expansion of continuing product lines, successful introductions of new products and product lines and maintenance of key licenses.  Other key factors include seasonality, availability and predictability of product supply, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

Based on current sales and margin estimates and including planned levels of expense from investment spending (approximately $4 million to $5 million in the fourth quarter), the Company expects that full year 2007 diluted earnings per share, excluding estimated recall-related costs, will range from $2.05 to $2.15.   Full year 2007 recall-related costs are currently estimated at $13 million to $14 million, net of tax, or $0.63 to $0.68 on a diluted earnings per share basis.  These diluted earnings per share estimates do not include the impact of potential stock repurchases in the fourth quarter of 2007.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including consolidated statements of earnings excluding recall-related costs, net sales by category adjusted to exclude net sales from discontinued product lines and recall-related returns and allowances and EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context.  See the “Consolidated Statements of Earnings as Adjusted for Recall-related Costs,” "Net Sales by Category Excluding Discontinued Product Lines and Recall-related Returns and Allowances" and “Calculation of Adjusted EBITDA” tables below.

EBITDA
EBITDA is defined as recurring earnings before interest, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Wednesday, October 24, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant products that are targeted to consumers of all ages. RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the risk that the charges and expenses the Company expects relating to its recalls may increase based on the amount of inventory of affected products at retailers, the amount of affected products that may be returned by consumers and the cost of providing replacement products to consumers and retailers; the outcome of the class action lawsuits that have been filed against the Company related to the June recall and the possibility of potential new claims or litigation; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)
	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$143,028	$156,021	$347,773	$364,279
Cost of sales (1)	79,145	82,574	195,685	193,115
Gross profit	63,883	73,447	152,088	171,164
Selling, general and administrative expenses (1)	47,950	42,425	120,673	113,187
Amortization of intangible assets	208	315	634	945
Operating income	15,725	30,707	30,781	57,032
Interest expense, net	355	944	507	2,815
Other (income) expense	(411)	273	(987)	155
Income from continuing operations before income tax	15,781	29,490	31,261	54,062
Income tax expense	5,012	10,758	10,083	19,716
Income from continuing operations	10,769	18,732	21,178	34,346
Income from discontinued operations, net of tax	-	641	110	1,652
Net income	$10,769	$19,373	$21,288	$35,998

(1) Depreciation expense was $3.3 million and $3.6 million for the quarters ended September 30, 2007 and 2006, respectively.
Depreciation expense was $10.6 million and $10.7 million for the nine months ended September 30, 2007 and 2006, respectively.
Compensation expense for equity awards was $1.2 million and $1.0 million for the quarters ended September 30, 2007 and 2006, respectively.
Compensation expense for equity awards was $3.5 million and $3.1 million for the nine months ended September 30, 2007 and 2006, respectively.

EPS:
Basic earnings per share:
Income from continuing operations	$0.53	$0.90	$1.01	$1.65
Income from discontinued operations	-	0.03	0.01	0.08
Net income	$0.53	$0.93	$1.02	$1.73
Diluted earnings per share:
Income from continuing operations	$0.52	$0.88	$0.99	$1.61
Income from discontinued operations	-	0.03	0.01	0.08
Net income	$0.52	$0.91	$1.00	$1.69
Weighted average shares outstanding:
Basic	20,481	20,917	20,938	20,844
Diluted	20,808	21,365	21,322	21,337

	Selected Consolidated Balance Sheet Data

	September 30, 2007	June 30, 2007	September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
Cash and cash equivalents	$38,833	$32,256	$20,405
Trade accounts receivable, net	121,685	76,609	122,614
Inventory	78,978	91,956	96,355
Accounts payable and accrued expenses	86,672	70,882	95,382
Line of credit	80,000	-	10,000
Term loan	-	-	48,750
Stockholders' equity	$412,129	$469,608	$445,940

Reconciliation of Non-GAAP Financial Information
Consolidated Statements of Earnings As Adjusted for Recall-related Costs
(In thousands, except per share data)

Three months ended	Nine months ended
September 30, 2007	September 30, 2007

	Actual	Recall- related Costs	As Adjusted for Recall- related Costs	Actual	Recall- related Costs	As Adjusted for Recall- related Costs
Net sales (1)	$143,028	$(3,498)	$146,526	$347,773	$(6,763)	$354,536
Cost of sales (2)	79,145	593	78,552	195,685	1,458	194,227
Gross profit	63,883	(4,091)	67,974	152,088	(8,221)	160,309
Selling, general and administrative expenses (3)	47,950	5,270	42,680	120,673	7,503	113,170
Amortization of intangible assets	208	-	208	634	-	634
Operating income	15,725	(9,361)	25,086	30,781	(15,724)	46,505
Interest expense, net	355	-	355	507	-	507
Other income	(411)	-	(411)	(987)	-	(987)
Income from continuing operations
before income taxes	15,781	(9,361)	25,142	31,261	(15,724)	46,985
Income tax expense	5,012	(3,417)	8,429	10,083	(5,739)	15,822
Income from continuing operations	10,769	(5,944)	16,713	21,178	(9,985)	31,163
Income from discontinued operations, net of tax	-	-	-	110	-	110
Net income	$10,769	$(5,944)	$16,713	$21,288	$(9,985)	$31,273

EPS:
Basic earnings per share:
Income from continuing operations	$0.53	$(0.29)	$0.82	$1.01	$(0.47)	$1.48
Income from discontinued operations	-	-	-	0.01	-	0.01
Net income	$0.53	$(0.29)	$0.82	$1.02	$(0.47)	$1.49

Diluted earnings per share:
Income from continuing operations	$0.52	$(0.28)	$0.80	$0.99	$(0.47)	$1.46
Income from discontinued operations	-	-	-	0.01	-	0.01
Net income	$0.52	$(0.28)	$0.80	$1.00	$(0.47)	$1.47

Weighted average shares outstanding:
Basic	20,481	20,481	20,481	20,938	20,938	20,938
Diluted	20,808	20,808	20,808	21,322	21,322	21,322

Notes:
(1) Recall-related costs included in net sales include costs associated with returns and allowances.
(2) Recall-related costs included in cost of sales primarily include costs associated with inventory reserves.
(3) Recall-related costs included in selling, general and administrative expenses primarily include freight costs.

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

Net Sales by Category, Channel and Geographic Location

	Quarter ended September 30, 2007	Quarter ended September 30, 2006	Nine Months ended September 30, 2007	Nine Months ended September 30, 2006
Net sales by category:
Infant and toddler products	$47,509	$44,783	$142,989	$131,101
Preschool products	58,301	73,684	129,795	153,691
Youth and adult products	37,218	37,554	74,989	79,487
Net sales	$143,028	$156,021	$347,773	$364,279

Net sales by channel:
Chain retailers	$96,962	$108,267	$239,454	$249,416
Specialty retailers, wholesalers & OEM dealers	41,657	42,626	97,282	103,635
Corporate promotional, direct to consumer & other	4,409	5,128	11,037	11,228
Net sales	$143,028	$156,021	$347,773	$364,279

Net sales by geographic location:
North America	$113,132	$131,741	$274,569	$304,333
International	30,118	24,553	73,762	60,518
Sales and transfers between segments	(222)	(273)	(558)	(572)
Net sales	$143,028	$156,021	$347,773	$364,279

Net sales from discontinued operations (sold businesses)	$--	$4,433	$--	$12,391

Net Sales by Category Excluding
Discontinued Product Lines and Recall-related Returns and Allowances

	Quarter ended September 30, 2007	Quarter ended September 30, 2006	Nine Months ended September 30, 2007	Nine Months ended September 30, 2006
Net sales by category:
Infant and toddler products	$47,473	$44,699	$142,868	$130,834
Preschool products	61,799	73,684	136,558	153,678
Youth and adult products	31,783	27,214	59,200	53,026
Net sales, as adjusted	141,055	145,597	338,626	337,538
Discontinued product lines	5,471	10,424	15,910	26,741
Net sales excluding recall-related returns and allowances	$146,526	$156,021	$354,536	$364,279

Calculation of Adjusted EBITDA
(Earnings before interest, taxes, depreciation, amortization, compensation expense for equity awards and recall-related costs)

	Quarter ended September 30, 2007	Quarter ended September 30, 2006	Nine Months ended September 30, 2007	Nine Months ended September 30, 2006
Operating income	$15,725	$30,707	$30,781	$57,032
Depreciation	3,318	3,610	10,557	10,742
Amortization	208	315	634	945
Compensation expense for equity awards	1,195	1,010	3,544	3,064
Recall-related costs	9,361	--	15,724	--

Adjusted EBITDA	$29,807	$35,642	$61,240	$71,783